Exhibit 10.58

Sales Contract

Between:

SALES CONTRACT 221213232333

        Contract No.:

This sales contract (“Contract”) is entered into on [2010], March 22 (“Effective Date”) in Shanghai, PRC.

Between:

(1) ShangRao Jinko Import and Export Co., Ltd. (Hereinafter referred to as the “Seller”)

Address: Xuri District, Shangrao Economic Development Zone, Jiangxi Province, China

Tel: +86-793-8469699

Fax:+86-793-8461152

(2) [Name of the Customer] (Hereinafter referred to as the “Buyer”)

E environment-energy GmbH

Address: Leitzstr. 45 D 70469 Stuttgart

Tel: +49 (0)711 490 66 237

Fax:+49(0)711 490 66 238

(The Seller or the Buyer hereinafter referred to individually as a “Party” and collectively as the “Parties”)

For the year 2010, the undersigned Seller and Buyer agreed to conduct transaction according to the terms and conditions stipulated below.

The agreement shall be entered into force for a period of April 2010 to December 2011 with the future order note.

•	Names of goods and specifications:

Type	Quantity Quarterly	Indicated Price/Watt CIF (Euro)	Average Power	Amount/quarter (Euro)
Polycristalline Solar Modules ****W / ****W Cell: ****mm Module: ****mm	Q1: **** MW	****According the Nominal Power	****W+****W
Q2: ****MW
Q3: ****MW
Q4: ****MW
Total	****MW

Monocristalline Solar Modules ****W/****W Cell: **** x****mm Module: **** ****	****MW	CIF Euro ****/WP According the Nominal Power	****W+****W	April

****	Confidential material omitted and filed separately with the Commission.

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Monocristalline Solar Modules ****W/****W Cell: ****mm Module: ****mm ****mm	****MW	CIF Euro ****/WP According the Normal Power	****W+****W	Mai

Monocristalline Solar Modules ****W/****W Cell: ****mm Module: ****mm ****mm	****MW	CIF Euro /WP According the Normal Power	****W+****W	June

Monocristalline Solar Modules ****W/****W Cell: ****mm Module: ****mm ****mm	****MW	CIF Euro /WP According the Normal Power	****W+****W	July

Monocristalline Solar Modules ****W/****W Cell: ****mm Module: ****mm ****mm	****MW	CIF Euro /WP According the Normal Power		August

Monocristalline Solar Modules ****W/****W Cell****mm Module: ****mm ****mm	****MW	CIF Euro /WP According the Normal Power		September

Monocristalline Solar Modules ****W/****W Cell: ****mm Module: ****mm ****mm	****MW	CIF Euro /WP According the Normal Power		October

Monocristalline Solar Modules ****W/****W Cell: ****mm Module: ****mm ****mm	****MW	CIF Euro /WP According the Normal Power		November

Item	Description of Products	Quantity		Unit Price		Total Amount
		(W)	(PCS)	(/W)	(/PC)

1	****	****	****	****	****	****

2	****	****	****	****	****	****

****

Total: EURO ****

****	Confidential material omitted and filed separately with the Commission.

2

For 2011 to 2012

Type	Quantity Quarterly	Indicated Price/Watt CIF (Euro)	Average Power	Amount/quarter (Euro)
Polycristalline Solar Modules ****W / ****W Cell: ****mm Module: ****mm	2011	The Price will be discussed in Nov. 2010/and in Nov. 2011	****+****W
	T.B.D.
	2012
	T.B.D.

Monocristalline Solar Modules ****W/****W Cell: ****mm Module: **** ****	2011 T.B.D.	The Price will be discussed in Nov. 2010/and in Nov. 2011	****W+****W

•

The specifications of the modules ****W / ****W poly ****W/****W Mono – Tolerance range: ****W) are subject to the contract and are attached as Appendix I. Any change of the specifications has to be agreed upon by both parties.

•	E environment-energy GmbH gives the Seller a 2 Month Forecast, the real specification of the Modules, will be sent out to Seller 4 Weeks before the goods will go to Chinese Port.

2.	Terms of payment:

1.	The above trade term shall be subject to the International Rules for the Interpretation of Trade Terms adopted by the International Chamber of Commerce effective January 1, 2000, including all amendments thereof (“INCOTERMS 2000”).

2.	CIF, Hamburg port, Germany or CIF any other European port

3.	The Buyer shall effect ****% payment in advance for each order quantity by T/T within 3 working days after order confirmation and P/I opened from the Seller. The Seller open Bank Guarantee to buyer for each order Quantity, If the Seller cannot fulfil the order 5 days after the expected delivery date. The Seller will return the down payment to buyer under guarantee of the seller’s bank.

4.	The remaining ****% balance of payment shall be paid for each shipment to seller upon receipt of the shipment to the buyer’s port. Payment shall be sent to seller no later then one (1) working days before receipt of shipment

5.	The original B/L will be sent out to the buyer by express or the B/L will be telex released to the Buyer as soon as the Seller received the balancing payment for each shipment.

6.	If requested by either party, the price can only be adjusted 15 days before each quarter.

The Seller gives the following notice of each shipment latest together with B/L:

•	flash data of each single module (excel-sheet format by email)

•	quantity of each module class

****	Confidential material omitted and filed separately with the Commission.

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3.	Packing (Modules)

All goods shall be packed in a way, which prevents damages from dampness, rust, moisture, erosion and shock. Packaging shall be adequate for transport on the ocean.

The modules are packaging with 24pcs/carton downside, 24pcs/carton with 1 box with 2 pcs inside on top, total 700pcs each 40” HQ.

The Buyer will send Photos for the Packaging and Loading the Container.

Additionally, the Seller will give respect to the following points:

•	The power-output of each module will be written clearly on the front side of the carton.

•	Only one module-power class in each carton.

•	Only one module-power class on one pallet

•	The boxes will be marked according to Buyer’s requirements.

4.	Warranty

Seller shall warrant that the performance, quality and specifications of modules are strictly in conformity with its standard production, descriptions and explanations provided by Seller to Buyer as specified in Appendix II.

5.	Certifications

•	Seller will provide IEC61215 and IEC61730 certificates granted by TUV Rheinland –Germany, UL1703 .

•	The certifications of IEC61215 , IEC61730, VDE and UL1703, certificates are owned by the Seller.

•

The modules will be marketed as OEM products (EGT). The Buyer guarantees that the OEM Certificate provided by the Seller will not be abused (e.g. the Seller’s OEM certificated used for other manufacturer’s products)

•	The Seller guarantees that he doesn’t sell the Modules with the EGT Logo to other costumers.

6.	Confidentiality

All involved parties shall treat the content of the agreement and mutual access to information during cooperation, governed by the agreement, confidential.

7.	Arbitration

All disputes arising from the execution or in connection with this contract shall be settled through friendly negotiation. If no settlement can be achieved, the parties shall appeal to the International Chamber of Commerce (ICC) for arbitration. The decision of ICC is binding for both parties.

8.	Force Majeure

No party shall be held responsible for failure of delay to perform all or any part of the contract due to Force Majeure condition, including flood, fire, earthquake, drought, war or any other events, which could not be predicted at the time of the conclusion of the contract, and could not be controlled, avoided or overcome by any party. However, the party affected by the event of Force Majeure shall inform the other Party of its occurrence in written as soon as possible and thereafter send a certificate of the event issued by the relevant authority to the other party but no later than 15 days after its occurrence. If the event of Force Majeure last over 90 days, the relevant parties shall negotiate the performance or the termination of the contract.

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9.	Breach Liabilities

A.	Based on the requirement of Seller’s commercial strategy, Buyer warrants that it shall not resell Seller’s Product into the country of Israel, failing of which Buyer shall be fully responsible for all of loss of Seller.

B.	In dealings between Buyer and Seller, Buyer shall under no circumstances reveal the identity of Buyer’s customers, either internally or to parties external to the Seller’s company. In addition the Seller shall under no circumstances contact the customers of the Buyer. Violation of any of the above conditions shall result in heavy penalty by the Buyer. The cost of such penalty will be determined at the discretion of the Buyer. Furthermore, violation of above conditions may result in legal action by the Buyer.

C.	Buyer shall warrant that it holds good commercial reputation and is in good financial condition, failing of which Buyer shall be fully responsible and compensate Seller’s loss therein provided that Seller cannot obtain any loan and insurance policy due to Buyer’s such failure. The above stated conditions and disputed violations thereof shall fall under German ‘GMBH’ Law

D.	Unless otherwise provided for under this Contract, if Buyer delays in making payment, Buyer shall pay liquidated damages equal to 0.04% of the Contract amount per day to the Seller. If the delay exceeds thirty (30) days, Buyer shall be deemed as unable to pay, and Seller shall have the right to terminate the Contract immediately and require the Buyer to pay liquidated damages equal to 10% of the Contract amount without affecting the Seller’s other rights under the Contract.

E.	Unless otherwise provided for under this Contract, if Seller delays in making delivery as defined as receipt of shipment at Buyer’s port, Seller shall pay liquidated damages equal to 0.04% of the Contract amount per day to the Buyer. If the delay exceeds thirty (30) days, Seller shall be deemed unable to deliver, and Buyer shall have the right to terminate the Contract immediately and require the Seller to pay liquidated damages equal to 10 (ten) % of the Contract amount without affecting the Buyer’s other rights

F.	If the Buyer fails to make payment or terminates the Contract unilaterally, the Buyer shall pay liquidated damages equal to 10% of the Contract amount without affecting the Seller’s other rights under the Contract.

G.	If the Seller indicates through communication or action that they are unable to deliver the shipment for any reason or terminates the Contract unilaterally, the Seller shall pay liquidated damages equal to 10 (ten) % of the Contract amount without affecting the Buyer’s other rights under the Contract.

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10.	Contract Disclosure

Buyer agrees that Seller can disclose the main content of this Contract to the state security commission of the country where Seller is preparing for its listing affairs as legally required.

11.	Non-transfer

No right to transfer any right or obligation of this Contract by any Party without express written approval of the other Party.

12.	Confidentiality

Both Parties agree to maintain confidentiality concerning the details of this Contract, except in the event where a disclosure: (i) is necessary for each Party to the financial institutions for the purpose of financing this Contract; (ii) is required by applicable law either of each Party’s country; (iii) is required by court order or by stock exchange authorities. The Parties shall make provisions that employees and third Parties entrusted with implementing the Contract are bound to this obligation of secrecy. This also applies to the presentation of this Contract for legal examinations or audits by legal consultants and tax advisors, investors and banks.

13.	Miscellaneous

(1)	This Agreement contains the complete agreement between the Parties with respect to the subject matter hereof and supersedes any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

(2)	The terms of this Agreement may not be amended or waived except in writing executed by the party against which such amendment or waiver is sought to be enforced.

(3)	If any provision of this Agreement is determined to be invalid, the validity of the remainder of this Agreement shall remain unaffected. The parties agree to replace, to the extent possible, any invalid Provision with a valid Provision that comes as close as possible to the parties original economic intent.

(4)	This Agreement shall be governed by and interpreted in accordance with the laws of United Nations Convention on Contract for International Sales of Goods (CISG).

(5)	Both Parties herewith confirms the receipt of a copy of this Agreement executed by both parties.

(6)	This contract is prepared in two copies only (English Language).

14.	Attachments

Appendix I: Material List

Appendix II: Limited Warranty

Appendix III: Inspection Process

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Germany:	China:

E environment-energy GmbH	Jinko solar .Co., Ltd.
E environment-energy GmbH leitzstraße 45
D-70469 Stuttgart

/s/ Jan Schuppert	/s/ Jinko Solar Co., Ltd.
Jan Schuppert
(Managing Director)

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Annex I (Material List)

Material List of the PV Modules

Item	Producer	Model	Certificate No. (If applicable)
Solar Cell
EVA
Back Sheet
Glass
Al. frame
Stannum belt
Blocking cement
Welding Flux
Junction Box
Connector
Cable
Bypass Diode
PV module

Appendix II (Warranty)

Jinko Solar Warranty Terms 2009

Photovoltaic Module Limited Warranty (DRAFT)

1.	Limited Product Warranty-Five Year Repair, Replacement or Refund

Jinko Solar Co., Ltd. (“Jinko”) warrants that its photovoltaic modules together with the DC connector cable assemblies are free from defects, if any, in materials and workmanship under normal application, use, installation and service conditions for a period of pending sixty (60) months from the shipment date of Jinko modules (“Modules”) to the original end-customer (“Customer”). If Modules become malfunction or inoperative due to defect in material or workmanship during such pending sixty (60) months period set forth above, Jinko will, at its own option, either repair or replace the Modules in problem, or refund a reasonable portion of the purchase price as paid by the Customer (“Purchase Price”). The repair or replacement or refund remedy shall be the sole and exclusive remedy provided under this Limited Warranty.

2.	Limited Peak Power Warranty and Limited Remedy

A.	**** years

Provided that, within a period of ****years from the shipment date of the Modules to the Customer, any Module exhibits a power output less than 90% of the minimum peak power at Standard Test Conditions, and the reason for such loss in power is due to Modules’ defects in material or workmanship attributed to Jinko, who will, at its sole option and secretion, either [1] make up such loss in power by providing to Customer additional Modules; or [2] repair or replace the defective Modules including free shipping to the place supplied by Jinko; or [3] refund Customer such loss proportion arising from unqualified power output which less than 90% of the minimum peak power.

B.	25 years

Provided that, within a period of twenty-five (25) years from shipment date of the Modules to the Customer, any Module exhibits a power output less than 80% of the minimum peak power at Standard Test Conditions, and the reason for such loss in power is due to Modules’ defects in material or workmanship attributed to Jinko, who will, at its sole option and secretion, either [1] make up such loss in power by providing to the end-user Customer additional Modules; or [2] repair or replace the defective Modules including free shipping to the place supplied by Jinko; or [3] refund Customer such loss proportion arising from unqualified power output which less than 80% of the minimum peak power.

The remedies sets forth in Section 2 are the sole and exclusive remedies provided under the limited minimum Peak Power Warranty.

3.	Exclusive and Limitations;

A.	Warranty claims, in any event, shall be filed in writing to Jinko or its authorized distributions within the applicable warranting period.

****	Confidential material omitted and filed separately with the Commission.

B.	These Limited Warranties will not be applied to normal wear and tear, to the natural effects of exposure to weather conditions over time, or to Modules which under Jinko’s sole judgement have been subjected to:

•	Misuse, abuse, neglect, vandalism or accident;

•	Alteration, improper installation or application;

•	Repair or modifications that do not strictly follow the manufacture’s instructions;

•	Non-observance of Jinko’s maintenance instructions;

•	Power failure, electrical spikes or surges, lighting, flood, fire, accidental breakage or other events outside the control of Jinko.

C.	These Limited Warranties only cover the transportation costs for shipment of any repaired or replaced Modules to the place applied by Jinko. Any costs for returning the Modules to Jinko or its authorized agents and authorized distributors, or costs associated with installation, removal or reinstallation of the Modules, shall be borne by the end user Customers.

D.	Warranty claims will not be honored if the type or serial number of Jinko Modules have been altered, removed or made illegible without written authorization from Jinko.

4.	Transferability

This warranty is extended to the original end-user purchaser, and is also transferable to any subsequent owner of the location or holder of the product when Module(s) remain at their original installed location upon satisfactory proof of succession or assignment.

5.	Obtaining Warranty Performance

In order to obtain warranty service under the Jinko Limited Warranty, the end user Customer should promptly notify Jinko regional customer service center. Together with the notification, the complete serial number printed on the module label and the shipment date of its Modules shall be marked as well. If the Modules will be returned for inspection, repair or replacement by Jinko, Jinko will give the Customer a Return Merchandise Authorization (RMA). However, Jinko will not accept a return of any Modules without a RMA.

6.	Disputes

No action, regardless of form, arising out of or in any way connected with this Limited Warranty, may be brought by the end user Customer more than one (1) year from the date when causes of action occurred.

7.	Various

The repair or replacement of the Modules or the supply of additional Modules does not lead to a new commencement of warranty terms, nor shall the original terms of this Limited Warranty be extended. Any replaced Modules shall become the property of Jinko. Jinko shall at its own options to deliver another type of PV Modules (different in size, color, shape, or power), either a new brand or the original one, in case of that Jinko has discontinued producing the module in question at the time of the claim.

8.	Force Majeure

Jinko shall not be in any way be responsible or liable to the end user Customer or any third party arising out of any non-performance or delay in performance of any terms and conditions of sale, including this Limited Warranty, due to fire, flood, blizzard, hurricane, thunder, acts of God, changes of public policies, terrorism, war, riots, strikes, unavailability of suitable and sufficient labor or materials and other events which are out of control of Jinko.

NOTE:	“Peak Power” is the power in watt peak that a PV-module generates in its maximum power point. Jinko Solar measurements are as follows (a) light spectrum of AM 1.5, (b) an irradiation of 1,000W perm2 and (c) a cell temperature of 25 degree Centigrade. The measurements are carried out in accordance with IEC61215 as tested at the junction box terminals per the calibration and testing standards of Jinko valid at the date of manufacture of the PV-Modules. Jinko’s calibration standards shall be in compliance with the standards applied by international institutions accredited for this purpose.

Jinko Solar

2009.12.31

APPENDIX III (Inspection Process)

INSPECTION PROCESS

FOREWORDS

The Buyer is entitled to carry out inspections and tests before the shipment of the PV modules (the “Modules”). These inspections and tests may be performed by the Buyer or external staff assigned by the Buyer (the “Inspector”).

As part of the inspections, an analysis of a certain quantity of the Modules randomly extracted from the batch may be performed. Afterwards, the Buyer will make a preliminary decision on the quality of the Modules contained in the batch. For the avoidance of doubt, this decision will in no way limit the rights of the Buyer with respect to any defects of the Modules under other warranties.

A batch is defined, as one shipment to be received by the Buyer from the Seller. In one shipment, there could be one or more containers with a number of Modules per container.

INSPECTIONS AND TESTS

1	DETERMINATION OF THE MAXIMUM POWER

1.1	How to obtain the samples

Normally, the Inspector will choose 5% of the total quantity of the Modules from each container. Such samples must be extracted from the container on a random basis. The flash list of the container should be submitted to the inspector by the Seller before the tests.

1.2	The maximum power test (According to IEC61215:2005, 10.2)

The inspector will use a standard module to test these samples. The standard module should be calibrated by the TUV Rheinland Cologne Lab or Shanghai Lab or by the ISE Fraunhofer with a valid calibration report within one year.

•	Inspection tools to be used: A sun simulator equipped with a computer.

•	Details to be determined through the inspection: electrical characteristics of the Modules.

•	Sample quantity: 5% of the Modules contained in each container.

•	Method to be used for the inspection:

a)	Standard test condition: Irradiance 1000W/m2, Module temperature 25°C,

b)	The test can be performed if the temperature is not 25°C. The temperature of the standard module should be the same as that of the test samples; otherwise the temperature coefficient of the test samples must be taken into calculation in the final maximum power result. The calculation details is stipulated in the Clause 1.3;

c)	Adjust the solar simulator with the standard Module;

d)	Start to flash test the samples, I-V curve and other main data shall be displayed on the computer screen.

1.3	Result processing

•	Rejected samples

Any Module which the maximum power deviates more than 0~+5Wp from its label power should be replaced by other module with the agreed quality samples.

•	Final average power adjusting for the whole container

a)	Average power tolerance: When the results of all the samples in the inspection test are compared with the results of these samples in the flash test report provided before the testing by the Seller, an average power tolerance (“APT”) can be calculated out as below.

APT=(åAll the samples (W1-W2-W3×PTC×ΔT)/Samples quantity

W1=the test result, W2=the result in the flash report provided by the seller,

W3=Label power, PTC=Power Temperature Coefficient,

ΔT=Temperature of the standard module-Temperature of the test samples

APT=(åAll the samples (W1-W2-W3×PTC×ΔT))/Samples quantity

b)	If the APT is lower than -0.5% of the sample’s label power (-0.5% is not included), the final average power of the whole container will be adjusted by using APT. For example, the average power result of the whole container in the flash report provided by the Seller is 175.5Wp/module (label power 175Wp), and the APT is -1.0Wp/Module, then the final average power of the whole container should be 175.5-1.0=174.5Wp.

c)	If the APT is equal to or higher than -0.5% of the sample’s label power, the final average power of the whole container will follow the result in the flash report provided by the Seller.

•	Retest

If the Buyer or the Seller does not recognize the inspection results, another 5% of the Modules of the total quantity will be extracted from the remaining modules of the container randomly for repeating the tests described in clauses 1.1, 1.2 and 1.3 above. Then the APT will be calculated based on the whole 10% samples.

•	Confirmation of final average power of the container

The final average power of the whole container (APT was taken into consideration) should not deviates more than 0~+5Wp of the label power. Otherwise the whole container will be rejected.

2	VISUAL INSPECTIONS

2.1	How to obtain the samples

(According to general inspection levels I, ISO 2859-1)

Normally, the Inspector will perform double sampling plan according to general inspection levels I, ISO2859-1, as the below table shows. The samples must be extracted from the batch which may include one or more containers on a random basis.

For those batch size less than 51 or larger than 10,000, the sampling plan will be performed according to the buyer’s requirements.

Batch Size	First Sampling Size (Double sampling plan, General inspection levels I, ISO 2859)
51 to 90	3
91 to 150	5
151 to 280	8
281 to 500	13
501 to 1,200	20
1,201 to 3,200	32
3,201 to 10,000	50

2.2	Visual Inspection Criterion (According to IEC 61215:2005, 10.1)

•	Any of the followings will be considered individually as a defect of the Modules

a)	Broken, cracked or chipped cells;

b)	More than 1 scratch or pollution on cell surface for a diameter or length more than 5mm;

c)	Cells touching one another or the frame;

d)	Distance between cells less than 1.0mm;

e)	Cracked, bent, misaligned or torn external surfaces;

f)	Any scratch in the back sheet

g)	The depth of the cockle in the back sheet more than 0.3mm;

h)	Any cockle in the back sheet with a diameter or length more than 10mm;

i)	More than 4 cockles with a diameter or length more than 5mm;

j)	Any scratch in the glass surface with length more than 10mm; Or more than 4 scratches in the glass surface;

k)	Any bubble with a diameter or length more than 1.0 mm; Or Bubbles more than 1 piece;

l)	Any dust with a diameter or length more than 3.0 mm; Or dusts more than 4 pieces;

m)	Faulty interconnections or joints;

n)	Female and male connectors cannot be automatically locked, or can be loosened by pulling with hand;

o)	Failure of adhesive bonds;

p)	Bus bar ribbon has copper coating exposing;

q)	The distance between Bus bar ribbon and frame is less than 8mm;

r)	Tacky surfaces in the plastic materials;

s)	Active electrical areas are not covered;

t)	Damaged or unclear serial number or label;

u)	Any other defect that could affect the normal behaviour of the module.

2.3	Result processing

•	Rejected samples

Any modules which has above defects should be rejected.

•	Rejected batch

The inspector will judge the acceptance of this batch by using the smallest AQL (acceptance quality level) which possibly can reach with the sample size. The smaller the AQL, the smaller the risk of the batch quality.

a)	If there is more than one sample rejected, the whole batch should be regarded as unacceptable.

b)	If only one sample is rejected, more samples which equals the first sample size should be extracted from the batch, and visual inspections described in clauses 2.2 and 2.3 should be repeated. If again there is one or more new sample rejected, the whole batch should be regarded as unacceptable.

•	Determine the value of AQL (Acceptable Quality Level)

The inspector will determine the value of AQL for the visual inspections of this batch according to the inspection results;

2.4	100% visual inspection

If the whole container is rejected, A decision for a 100% visual inspection will be made by the buyer. The 100% visual inspection will be performed by the inspector.

3	MATERIALS AND MATERIAL COMBINATIONS CHECK

the Buyer is entitled to verify whether the materials used for the Module production conform to the in Appendix II agreed materials and material combinations (or in the purchase order specified materials and materials combinations) by means of random sampling of delivery notes and work slips for the past period and the inspection of inventory of the Seller.

Reasons for rejection:

The Buyer is entitled to reject the whole batch, if

a)	The delivery notes, the inventories, or the work slips of the materials and materials combinations are not provided by the Seller; or

b)	The amount of the materials and materials combinations in the delivery notes, the inventories or the work slips does not cover all of the Modules contained in the batch; or

c)	Any information regarding the models or the type designation of the materials and materials combinations is missing in the delivery notes, the inventories or the work slips; or

d)	A discrepancy of any kind is found as a result of the sampling and inspection of the delivery notes, inventory or work slips.

4	PACKING CONTROL

Packing the modules to the container will be controlled by the inspector to ensure the shipment. In this section, the inspector will check the following details.

a.	Security against fracture;

b.	Seaworthy package;

c.	Identification marking;

d.	OEM labelling according the buyer’s specifications;

e.	Container loading for convenient handling/unloading;

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